China Green Agriculture, Inc. Announces Intent to Acquire 300,000
Ton Fertilizer Production Facility in China

•	Acquisition to expand current fertilizer production capacity by over 445%, bringing total fertilizer production capacity to 355,000 metric tons
•	Acquisition to increase product mix and strengthen distribution network
•	Acquisition expected to contribute at least $8 million in net income in fiscal year ending June 30, 2011

XI'AN, China, April 27, 2010 — China Green Agriculture, Inc. (NYSE: CGA; "China Green Agriculture" or "the Company"), a leading producer and distributor of fertilizer in China, today announced that it has signed a Memorandum of Understanding ("MOU") to purchase 100% interest in a 300,000 metric-ton fertilizer production facility in China for approximately $22 million in a combination of cash and equity. The MOU is non-binding until CGA completes its due diligence. The name of the facility will be kept confidential for competitive reasons until the parties’ entry into a definitive binding agreement. If the due diligence is satisfactory to CGA, the acquisition is expected to close within 90 days from the date of a binding agreement.

The acquired facility will increase the Company's output level to 355,000 metric tons which currently produces both traditional and organic compound fertilizer products. The acquired 300,000 metric ton facility currently has a utilization rate of approximately 60% and is expected to contribute at least $8 million in net income in fiscal year ending June 30, 2011.

"Once the acquisition is completed, it will further extend our distribution network and broaden our product mix to meet the growing demand for both traditional and organic fertilizers in China, and is expected to be accretive to earnings in fiscal year 2011,” commented Mr. Tao Li, Chairman and CEO of China Green Agriculture. "We have been working diligently to further expand our geographic footprint, extend or R&D facilities, and create value for our shareholders. As we embark on the next chapter for our Company, we feel that we are well positioned to continue our robust growth trajectory and expect to reach an annual revenue target of $750 million in the next 5 years through both organic growth and selective acquisitions as we further gain market share and build on being one of the leading fertilizer producers in China."

About China Green Agriculture, Inc.
China Green Agriculture, Inc. currently offers 148 different HA-based compound fertilizers, which are distributed via 552 individual distributors covering 21 provinces, 4 autonomous regions and 3 municipal cities in China. Its fertilizer products are certified by the Chinese government as "Green Food Production Materials." The leading five provinces which collectively accounted for 34.7% of the Company's fertilizer revenue for the three months ended December 31, 2009 are Shaanxi (9.1%), Shandong (6.8%), Guangdong (6.7%), Heilongjiang (6.2%) and Hebei (5.9%). For more information, visit http://www.cgagri.com .

Safe Harbor Statement
This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the acquisition target company’s financial and operational condition and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

    HC International, Inc.
     Ted Haberfield, Executive VP
     Tel:   +1-760-755-2716
     Email: thaberfield@hcinternational.net

    In China:

    China Green Agriculture, Inc.
     Mr. Jonnie Wang, Secretary of Board, Investor Relations Officer
     Tel:   +86-29-8826-6368
     Email: wangxilong@cgagri.com